011 Tax Exempt Income Fund Attachment
3/31/07 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A	24,201
      Class B	754
      Class C	152

72DD2 	Class M	98

73A1		Class A	0.182
      Class B	0.154
      Class C	0.146

73A2		Class M	0.170

74U1 	Class A	142,181
      Class B	5,711
      Class C	1,040

74U2 	Class M	627

74V1		Class A	8.75
      Class B	8.75
      Class C	8.76

74V2		Class M	8.77

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.